Exhibit 21

Subsidiaries of the Registrant

Eclipsys Solutions Corp. (“Solutions”), a corporation organized under the laws of Delaware.

HVision, Inc. (“HVision”), a subsidiary of Eclipsys Solutions Corp. and a corporation organized under the laws of Delaware.

Eclipsys International Corp., a subsidiary of Eclipsys Solutions Corp. and a corporation organized under the laws of Delaware.

Eclipsys Technologies Corporation, a subsidiary of Eclipsys Solutions Corp. and HVision, Inc. and a corporation organized under the laws of Delaware.